Exhibit 99.28(j)(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Pear Tree Funds and to the use of our report dated October 29, 2021 on the financial statements and financial highlights of the Pear Tree Essex Environmental Opportunities Fund (formerly known as Essex Environmental Fund). Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 30, 2021